As filed with the Securities and Exchange Commission on July 15, 2022

Registration No. 333-255066
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	95-3848122
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4350 Baker Road, Ste 400
Minnetonka, Minnesota 55343
(952) 476-9800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erik J. Romslo
Chief Legal Officer and Secretary
4350 Baker Road, Ste 400
Minnetonka, Minnesota 55343
(952) 476-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Matthew R. Pacey, P.C.
Bryan D. Flannery
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Tel: (713) 836-3600
Fax: (713) 836-3601

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

    On April 6, 2021, Northern Oil & Gas, Inc. (the “Company”) filed a Registration Statement on Form S-3 (File No. 333-255066) (the “Registration Statement”) with the Securities and Exchange Commission, registering the resale, from time to time, by the selling securityholder named in the Registration Statement and by such selling securityholder’s permitted transferee identified as a selling securityholder in a prospectus supplement filed on May 22, 2022, of (i) warrants (each, a “Warrant” and, collectively, the “Warrants”) to purchase up to 3,250,000 shares of the Company’s common stock, par value $0.001 per share (“common stock”), and (ii) 3,250,000 shares of the Company’s common stock underlying the Warrants. The Registration Statement was declared effective on April 15, 2021.

    The Warrants were canceled in full effective June 23, 2022 and are no longer outstanding. Accordingly, the Company has no further obligation to maintain effectiveness of the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, this post-effective amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on July 15, 2022.
Northern Oil and Gas, Inc.
By:    /s/ Erik J. Romslo
Erik J. Romslo
Chief Legal Officer and Secretary
No other person is required to sign this Post-Effective Amendment No. 1 to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act.